CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 22, 1999, accompanying the December 31, 1998 financial statements of Kayne Anderson Mutual Funds (comprising, respectively, the Rising Dividends Fund, the Small Cap Rising Dividends Fund, the International Rising Dividends Fund, the Intermediate Total Return Bond Fund, and the Intermediate Tax-Free Bond Fund) which are incorporated by reference in Part B of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.





                                     BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
APRIL 27, 1999